Exhibit 99.1

Fulcrum Therapeutics Appoints Katina Dorton to its Board of Directors

CAMBRIDGE, Mass., Jan. 6, 2020 – Fulcrum Therapeutics, Inc. (Nasdaq: FULC), a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases, today announced the appointment of Katina Dorton to the Company’s board of directors and as chair of the audit committee.

“We are excited to have Katina join the team,” said Robert J. Gould, Ph.D., Fulcrum’s president and chief executive officer. “Her appointment reflects our commitment to ensuring we have a broad mix of skills and perspectives on Fulcrum’s board. We look forward to benefiting from Katina’s guidance and leadership as we continue to make important progress with losmapimod and expand our pipeline.”

Ms. Dorton most recently served as Executive Vice President and Chief Financial Officer at Repare Therapeutics, an oncology company focused on DNA damage repair and synthetic lethality, and prior to that, Chief Financial Officer at AVROBIO, a gene therapy company focused on rare disease. Previously, Ms. Dorton spent more than 15 years as an investment banker, advising companies and their Boards on capital markets, fund raising, mergers and acquisitions and other strategic transactions. She was a Managing Director at Morgan Stanley and a Managing Director at Needham & Co. She also served as an attorney in private practice at Sullivan & Cromwell. Ms. Dorton currently is on the Board of Directors at US Ecology, an environmental services company. Ms. Dorton holds a J.D. from the University of Virginia School of Law, an M.B.A. from George Washington University and a B.A. from Duke University.

“Fulcrum’s unique approach to developing small molecule therapies that target the root cause of serious genetic disorders offers great promise to patients and their families,” said Ms. Dorton. “I look forward to working with the board and company leadership as Fulcrum advances its pipeline.”

About Fulcrum Therapeutics

Fulcrum Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients with genetically defined rare diseases in areas of high unmet medical need. Fulcrum’s proprietary product engine identifies drug targets which can modulate gene expression to treat the known root cause of gene mis-expression. The company has advanced losmapimod to Phase 2 clinical development for the treatment of facioscapulohumeral muscular dystrophy (FSHD) and has completed extensive pre-clinical research for FTX-6058 for the treatment of sickle cell disease and beta-thalassemia.

Please visit www.fulcrumtx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission.

Investor Contacts:

Christi Waarich

Director, Corporate Communications and Investor Relations

cwaarich@fulcrumtx.com

650-483-1970

Stephanie Ascher

Stern Investor Relations, Inc.

stephanie.ascher@sternir.com

212-362-1200

Media Contact:

Lynn Granito

Berry & Company Public Relations

lgranito@berrypr.com

212-253-8881